As filed with the Securities and Exchange Commission on August 8, 2025

Registration No. 333-280270

Registration No. 333-285174

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement File No. 333-280270 Post-Effective Amendment No. 1 to Form S-8 Registration Statement File No. 333-285174

UNDER

THE SECURITIES ACT OF 1933

Tempus AI, Inc.

(Exact name of registrant as specified in its charter)

Nevada	47-4903308
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 West Chicago Avenue, Suite 510 Chicago, Illinois	60654
(Address of Principal Executive Offices)	(Zip Code)

Tempus AI, Inc. 2024 Equity Incentive Plan

(Full titles of the plans)

Eric Lefkofsky

Chief Executive Officer, Founder and Chairman

Tempus AI, Inc.

600 West Chicago Avenue, Suite 510

Chicago, Illinois 60654

(800) 976-5448 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christina T. Roupas

Courtney M.W. Tygesson

Cooley LLP

110 North Wacker Drive

Suite 4200

Chicago, IL 60606

Tel: (312) 881-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) constitutes an amendment to the Registration Statements on Form S-8, File Nos. 333-280270 and 333-285174 (the “Registration Statements”), filed by Tempus AI, Inc. (the “Registrant”). On August 7, 2025, the Registrant filed (i) a certificate of conversion with the Secretary of State of the State of Delaware and (ii) articles of conversion with the Nevada Secretary of State, pursuant to which the reincorporation of the Registrant from the State of Delaware to the State of Nevada (the “Reincorporation”) became effective on August 7, 2025 at 11:59 p.m. Eastern Time. At the Effective Time, each outstanding share of Class A common stock, par value $0.0001 per share, of the Delaware corporation (the “Delaware Corporation Class A Common Stock”) automatically converted into one outstanding share of Class A common stock, par value $0.0001 per share, of the Nevada corporation (“Nevada Corporation Class A Common Stock” or “Class A Common Stock”), and each outstanding share of Class B common stock of the Delaware corporation, par value $0.0001 per share (“Delaware Corporation Class B Common Stock”), automatically converted into one outstanding share of Class B common stock, par value $0.0001 per share, of the Nevada corporation (“Nevada Corporation Class B Common Stock”). At the Effective Time, each outstanding restricted stock award, restricted stock unit (including performance units), option, warrant or other right to acquire shares of Delaware Corporation Class A Common Stock or Delaware Corporation Class B Common Stock automatically became a restricted stock award, restricted stock unit (including performance units), option, warrant or other right to acquire an equal number of shares of Nevada Corporation Class A Common Stock or Nevada Corporation Class B Common Stock, as applicable, under the same terms and conditions.

No additional shares of Class A common stock are being registered by this Amendment and registration fees were paid upon filing of the Registration Statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:

(a)	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 24, 2025;

(b)	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 6, 2025, and for the quarter ended June 30, 2025, filed with the SEC on August 8, 2025;

(c)

Definitive Proxy Statement on Schedule 14A filed with the SEC on April  7, 2025 (solely with respect to those portions incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024);

(d)	our Current Reports on Form 8-K filed with the SEC on February 3, 2025, April 23, 2025, May 23, 2025 and July 3, 2025; and

(e)

The description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on June 11, 2024 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description, including Exhibit 4.3 of the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2025, filed with the Commission on August 8, 2025.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or portions thereof that are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) 78.7502(1) provides that a corporation may indemnify, pursuant to that statutory provision, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise or as a manager of a limited liability company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person is not liable pursuant to NRS 78.138 or if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. NRS 78.7502(2) permits a corporation to indemnify, pursuant to that statutory provision, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification pursuant to NRS 78.7502 may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. NRS 78.751(1) provides that a corporation shall indemnify any person who is a director, officer, employee or agent of the corporation, against expenses actually and reasonably incurred by the person in connection with defending an action (including, without limitation, attorney’s fees), to the extent that the person is successful on the merits or otherwise in defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company, or any claim, issue or matter in such action.

The Registrant’s articles of incorporation permit indemnification of, and advancement of expenses to, its directors, officers and other agents, and any other persons to which applicable law permits the Registrant to provide indemnification, to the fullest extent permitted by applicable law, including the NRS. The Registrant’s bylaws provide that it will so indemnify its directors and executive officers and permit the Registrant to indemnify other officers, employees, and other agents, in each case to the full extent permitted and in any manner permitted under the NRS or other applicable law.

The Registrant has entered into indemnification agreements with its directors and executive officers, whereby it has agreed to indemnify the directors and executive officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or executive officer was, or is threatened to be made, a party by reason of the fact that such director or executive officer is or was a director, executive officer, employee or agent of the Registrant, provided that such director or executive officer is not liable pursuant to NRS 78.138 or acted in good faith and in a manner that the director or executive officer reasonably believed to be in, or not opposed to, the best interests of the Registrant (and with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful). At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed below:

Exhibit Number	Description

4.1	Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-42130), filed with the Commission on August 8, 2025).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-42130), filed with the Commission on August 8, 2025).

4.3	Form of Class A Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.4 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-42130), filed with the Commission on August 8, 2025).

5.1*	Opinion of Brownstein Hyatt Farber Schreck, LLP.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to the Registration Statements on Form S-8, File Nos. 333-280270 and 333-285174)

99.1	The Registrant’s 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-279558), filed with the Commission on June 5, 2024).

99.2	Forms of Restricted Stock Unit Grant Notice and Award Agreement under the Registrant’s 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1 (File No. 333-279558), filed with the Commission on May 20, 2024).

99.3	Forms of Grant Notice, Stock Option Agreement and Notice of Exercise under the Registrant’s 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-279558), filed with the Commission on May 20, 2024).

99.4	Forms of Restricted Stock Award Grant Notice and Award Agreement under the Registrant’s 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-42130), filed with the Commission on May 6, 2025).

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statements; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statements or any material change to such information in the Registration Statements.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 8, 2025.

TEMPUS AI, INC.

By:	/s/ Eric Lefkofsky
Eric Lefkofsky
Chief Executive Officer, Founder and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Eric Lefkofsky Eric Lefkofsky	Chief Executive Officer, Founder and Chairman (Principal Executive Officer)	August 8, 2025

* James Rogers	Chief Financial Officer (Principal Financial Officer)	August 8, 2025

* Ryan Bartolucci	Chief Accounting Officer (Principal Accounting Officer)	August 8, 2025

* Peter J. Barris	Director	August 8, 2025

* Eric D. Belcher	Director	August 8, 2025

* Jennifer A. Doudna, Ph.D.	Director	August 8, 2025

* David R. Epstein	Director	August 8, 2025

*	Director	August 8, 2025
Wayne A.I. Frederick, M.D.

*	Director	August 8, 2025
Scott Gottlieb, M.D.

*	Director	August 8, 2025
Theodore J. Leonsis

*	Director	August 8, 2025
Nadja West, M.D.

By:	/s/ Eric P. Lefkofksy
Eric P. Lefkofsky
Attorney-in-Fact